Exhibit 99.10

EXECUTION VERSION

AMENDMENT TO PURCHASE AGREEMENT

This amendment (the "Amendment"), dated as of October 23, 2023, to the Second Amended and Restated VMTP Purchase Agreement, dated as of December 16, 2021, by and between Banc of America Preferred Funding Corporation, a Delaware corporation, including its successors and assigns by operation of law ("BAPFC," or the "Purchaser") and Neuberger Berman Municipal Fund Inc. (the "Fund") (the "Purchase Agreement"), is entered into between BAPFC and the Fund. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement or in the Articles Supplementary to the Fund (including by incorporation by reference).

WHEREAS, prior to October 20, 2023, BAPFC owned 457 Series A Variable Rate Municipal Term Preferred Shares ("VMTP Shares") (CUSIP: 64123C408) of Neuberger Berman California Municipal Fund Inc. ("NBW") and 365 VMTP Shares (CUSIP: 64124K409) of Neuberger Berman New York Municipal Fund Inc. ("NBO").

WHEREAS, on October 20, 2023, in connection with and pursuant to Agreements and Plans of Reorganization by which NBO and NBW reorganized with and into the Fund (the "Reorganizations"), the Fund issued 822 VMTP Shares (CUSIP: 64124P408), which NBO and NBW distributed to BAPFC on or before October 23, 2023.

WHEREAS, in connection with the Reorganizations, the parties hereto desire to amend the terms of the Purchase Agreement as provided for herein.

ACCORDINGLY, the Purchase Agreement is hereby amended as follows:

1.          Amendment to the Purchase Agreement

(a)         The parties hereto agree that as of the date hereof, Section 2.1(a) of the Purchase Agreement is hereby amended by adding new subsections (iv) and (v) to the end thereof to read as follows:

"(iv) (A) On August 15, 2022, the Issuer redeemed 47 VMTP Shares and (B) on November 14, 2022, Issuer redeemed 200 VMTP Shares.

(v) On or before October 23, 2023, in connection with the Reorganizations, the Issuer issued 822 VMTP Shares to BAPFC."

(b)        The parties hereto further agree that as of the date hereof, Section 7.15(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"The Issuer issuing or suffering to exist any "senior security" (as defined in the 1940 Act as of the date hereof, but not including a Derivative Contract, or, in the event such definition shall be amended, with such changes to the definition thereof as consented to by the Majority Participants) other than the VMTP Shares issued on the Effective Date (including, for the avoidance of doubt, VMTP Shares issued on or before October 23, 2023 in connection with Agreements and Plans of Reorganization entered into by the Fund) or indebtedness for borrowed money of the Issuer, except (i) borrowings for temporary purposes in an amount not to exceed 5% of the assets of the Issuer, which borrowings are repaid within sixty (60) days, (ii) the issuance of senior securities or the incurrence of indebtedness for borrowed money, the proceeds of which will be used for the redemption or repurchase of the VMTP Shares and costs incurred in connection therewith, (iii) the Issuer's issuance of tender option bonds or creation or a tender option bond trust, if any, and (iv) as may be otherwise approved or consented to by the Majority Participants, provided that if any such "senior security" is created or incurred by the Issuer it shall not require the approval of the Majority Participants if the Issuer redeems, retires or terminates such "senior security" or otherwise cures such non-compliance within five (5) Business Days of receiving notice of the existence thereof."

(c)         The parties hereto further agree that as of the date hereof, Schedule I of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"Description of VMTP Shares: 2,279 Neuberger Berman Municipal Fund Inc. VMTP Shares (CUSIP: 64124P408) with a Liquidation Preference of $100,000 per share."

2.          Modification

The parties hereto hereby agree that, except as specifically amended herein, the Purchase Agreement is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects. All references in the Purchase Agreement and other documents related thereto shall be references to the Purchase Agreement as amended by this Amendment. Except as specifically provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party hereto under the Purchase Agreement, or constitute a waiver of any provision of any other agreement.

3.          Representation and Warranties.

All representations and warranties of the Fund in the Purchase Agreement with respect to the VMTP Shares are deemed repeated as of October 23, 2023 and such representations and warranties include the VMTP Shares issued in connection with the Reorganizations.

4.          Benefit and Burden

This Amendment shall inure to the benefit of, and shall be binding upon, the parties hereto and their legatees, distributees, estates, executors or administrators, personal and legal representatives, successors and assigns.

5.          Severability

The invalidity of any particular provision of this Amendment shall not affect the validity of the remainder hereof, and this Amendment shall be construed in all respects as if such invalid or unenforceable provision were omitted.

6.          Headings

The section headings herein are for convenience of reference only, and shall not affect the construction, or limit or otherwise affect the meaning hereof.

7.          Applicable Law

This Amendment shall be construed and enforced in accordance with the law of the State of New York.

THE PARTIES HERETO HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF FEDERAL AND NEW YORK STATE COURTS OF COMPETENT JURISDICTION LOCATED IN NEW YORK COUNTY, NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

8.          Waiver

THE FUND AND THE PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AMENDMENT.

9.          Counterparts

This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Amendment by that party.  The parties hereto further acknowledge and agree that this Amendment may be signed and/or transmitted by e-mail or a .pdf document or using electronic signature technology (e.g., via DocuSign, Adobesign, or other electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party's handwritten signature.

10.          Expense Reimbursement

The Fund shall promptly pay the reasonable fees and expenses of the Purchaser's outside counsel in connection with this Amendment and the costs of the preparation and filing of any relevant EDGAR filings.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

BANC OF AMERICA PREFERRED FUNDING
CORPORATION, as Purchaser

By:	/s/ Thomas Visone
Name: Thomas Visone
Title: Authorized Signatory

Neuberger Berman Municipal Fund Inc. [Fund Symbol: NBH]

By:	/s/ Brian Kerrane
Name: Brian Kerrane
Title: COO & Vice President – Funds